Exhibit 99.1

Investor Relations Contact:

Jim Pirak

(425) 256-8284

jim.pirak@symetra.com

Media Relations Contact:

Diana McSweeney

(425) 256-6167

diana.mcsweeney@symetra.com

SYMETRA REPORTS FOURTH QUARTER, FULL-YEAR 2012 RESULTS

Board of Directors Authorizes Stock Repurchase Program for Up to 10 Million Shares

Fourth Quarter Summary

•

Adjusted operating income[1] was $32.9 million, or $0.24 per diluted share, compared with $51.1 million, or $0.37 per diluted share, in fourth quarter 2011. Grow & Diversify initiatives lowered adjusted operating income per share by $0.05.

•

Net income was $31.0 million, or $0.22 per diluted share, compared with net income of $73.7 million, or $0.54 per diluted share, in fourth quarter 2011. Equity gains from mark-to-market accounting were substantially lower in fourth quarter 2012 than the same quarter in 2011.

•	Benefits operating income declined from year-ago levels due to a higher loss ratio.

•	Deferred Annuities earnings grew on higher account values.

•	Income Annuities earnings decreased as a result of a lower interest spread.

•	Individual Life earnings were down due to lower bank-owned life insurance (BOLI) return on assets (ROA), higher individual claims and increased operating expenses.

BELLEVUE, Wash.—(Feb. 4, 2013)—Symetra Financial Corporation (NYSE: SYA) today reported fourth quarter 2012 net income of $31.0 million, or $0.22 per diluted share, compared with $73.7 million, or $0.54 per diluted share, in fourth quarter 2011. Symetra’s equity investment portfolio generated $35.4 million less in returns than fourth quarter 2011, reflecting lower equity market growth. For full-year 2012, Symetra produced net income of $205.4 million, or $1.49 per diluted share, up from $195.8 million, or $1.42 per diluted share, in 2011.

Adjusted operating income was $32.9 million, or $0.24 per diluted share, in fourth quarter 2012, compared with $51.1 million, or $0.37 per diluted share, in the same period a year ago. For full-year 2012, Symetra generated adjusted operating income of $185.3 million, or $1.34 per diluted share, compared with $190.2 million, or $1.38 per diluted share, in 2011.

Symetra posted a 6.1% return on equity (ROE) for 2012, compared with 7.2% in 2011. Operating return on average equity (ROAE)1 for 2012 was 8.5%, compared with 9.5% in 2011.

Summary Financial Results	Three Months Ended December 31		Twelve Months Ended December 31
(In millions, except per share data)	2012	2011*	2012	2011*
Net Income	$31.0	$73.7	$205.4	$195.8
Per Diluted Share of Common Stock	$0.22	$0.54	$1.49	$1.42
Adjusted Operating Income	$32.9	$51.1	$185.3	$190.2
Per Diluted Share of Common Stock	$0.24	$0.37	$1.34	$1.38
Return on Equity			6.1%	7.2%
Operating Return on Average Equity			8.5%	9.5%

*	Historical financial information has been restated to reflect retrospective adoption of a new accounting standard for deferred policy acquisition costs on Jan. 1, 2012.

Fourth quarter 2012 results included the following pretax items of note, which decreased overall adjusted operating income by $2.2 million pretax, and $6.1 million after tax:

•	Investment income of $10.8 million, related to investment prepayments (primarily bond make-whole payments in the Deferred Annuities segment), offset by related increased amortization of $2.5 million.

•	Operating expense charges of $4.6 million, including expenses related to the exploration of an acquisition opportunity that did not come to fruition.

•	Reserve increase and higher claims, resulting in a $3.8 million decline in Benefits earnings related to the limited benefit medical business.

•	Reserve increases of $2.1 million, resulting in a charge against earnings of $1.1 million in Income Annuities, and a charge of $1.0 million in the Individual Life segment.

•	A deferred tax asset adjustment, resulting in a $4.7 million increase in income tax expense.

“It was a challenging fourth quarter, with lower earnings in three of our four business segments. The key drivers our of results included less favorable claims experience in the Benefits and Individual Life segments, and higher operating expenses from continued investments in our Grow & Diversify initiatives as well as M&A exploration. While we maintained our risk management discipline, expense growth outpaced revenue growth,” said Tom Marra, Symetra president and CEO.

“What the scoreboard doesn’t reflect is the tremendous amount of work accomplished by the Symetra team in 2012 to build new products, distribution and service capabilities. We’re seeing increased sales of our fixed indexed annuity and group life and disability income products, though individual life and variable annuity sales have been slower to develop,” Marra said. “With the heavy construction work behind us, our focus now is to drive production in these developing lines of business and start generating a return on our 2012 investments.”

Symetra’s board of directors recently authorized a stock repurchase program for up to 10 million shares. Through the program, Marra said the company will have greater flexibility to execute its capital management plans in 2013. More details about the board’s action can be found in the “Stock Repurchase Program” section of this earnings release.

BUSINESS SEGMENT RESULTS

Segment Pretax Adjusted Operating Income (Loss)	Three Months Ended December 31		Twelve Months Ended December 31
(In millions)	2012	2011*	2012	2011*
Benefits	$12.4	$24.2	$70.5	$79.1
Deferred Annuities	29.1	27.5	102.7	95.8
Income Annuities	5.1	6.5	45.0	35.1
Individual Life	5.5	18.1	47.0	65.3
Other	(5.3)	(5.2)	(26.1)	(10.7)

Pretax Adjusted Operating Income[1]	$46.8	$71.1	$239.1	$264.6
Less: Income Taxes**	(13.9)	(20.0)	(53.8)	(74.4)

Adjusted Operating Income	$32.9	$51.1	$185.3	$190.2

*	Historical financial information has been restated to reflect retrospective adoption of a new accounting standard for deferred policy acquisition costs on Jan. 1, 2012.
**	Represents the total provision for income taxes adjusted for the tax effect on net realized investment gains (losses) and on net gains (losses) on Symetra’s fixed indexed annuity (FIA) products at the U.S. federal income tax rate of 35%.

Benefits

•

Pretax adjusted operating income was $12.4 million, compared with $24.2 million in fourth quarter 2011. For full-year 2012, pretax adjusted operating income was $70.5 million, compared with $79.1 million in 2011. Operating income decreased in fourth quarter and full-year 2012 due to a less favorable loss ratio. Higher operating expenses, mainly related to the expansion of Symetra’s group life and disability income insurance business, also contributed to the earnings decline.

•

Loss ratio was 67.7%, compared with a favorable 59.6% in fourth quarter 2011. For full-year 2012, the Benefits loss ratio was 65.1%, compared with 63.1% for 2011. The fourth quarter 2012 loss ratio reflected higher medical stop-loss claims compared with the same quarter a year ago, and an additional $3.8 million in claims and reserves related to the limited benefit medical line. The full-year loss ratio of 65.1% was in line with the company’s long-term target range of 63%–65%.

•	Sales of $25.7 million were down slightly, compared with $26.5 million in fourth quarter 2011. For full-year 2012, sales were $159.3 million, up from $118.7 million in the prior year. Consistent pricing and strong producer relationships led to an excellent year of medical stop-loss sales. Group life and disability income sales also contributed to the full-year improvement with sales of $15.6 million in 2012, up from $4.3 million in 2011.

Deferred Annuities

•

Pretax adjusted operating income was $29.1 million, compared with $27.5 million in fourth quarter 2011. For the full year, pretax adjusted operating income totaled $102.7 million, compared with $95.8 million in 2011. Earnings increased in both fourth quarter and full-year 2012 primarily due to higher fixed and fixed indexed annuity account values. This improvement was mostly offset by higher operating expenses related to Symetra True Variable Annuity®. In fourth quarter 2012, investment prepayment-related income, net of amortization, boosted earnings by $7.1 million, compared with a net increase of $6.3 million in fourth quarter 2011.

•	Total account values were $11.8 billion at year-end, up 4% from $11.3 billion at the end of 2011.

•

Sales were $300.8 million, compared with $356.8 million in fourth quarter 2011. For full-year 2012, sales were $1,146.6 million, down from $1,815.3 million in 2011. Deferred annuity sales, although up from third quarter 2012 sales of $166.5 million, continued to feel the effects of low interest rates. Fixed indexed annuity (FIA) sales for fourth quarter 2012 were $115.8 million, up $90.0 million over the same quarter in 2011. For the full year, FIA sales grew to $292.6 million, compared with $45.3 million in 2011 (Symetra Edge Pro® fixed indexed annuity launched in April 2011). True VA sales fell short of expectations in 2012.

Income Annuities

•

Pretax adjusted operating income was $5.1 million, compared with $6.5 million in fourth quarter 2011. Fourth quarter 2012 results reflected lower income from decreased funding services activity and a lower interest spread driven by a $1.1 million reserve increase. The earnings decline was partially offset by better mortality experience. For the full year, pretax adjusted operating income was $45.0 million, up from $35.1 million in 2011. The increase was due primarily to favorable mortality experience and higher fee revenue on sales of third-party structured settlements, partially offset by lower income from reduced funding services activity.

•

Mortality losses were $0.9 million in fourth quarter 2012, compared with mortality losses of $3.9 million in fourth quarter 2011. On a full-year basis, mortality gains were $12.9 million in 2012, compared with mortality gains of $0.3 million in 2011.

•

Sales were $57.6 million in fourth quarter 2012 and $258.2 million for the full year. This compares with sales of $54.1 million in the same quarter of 2011 and $221.9 million for full-year 2011. Sales were up due to the effectiveness of shorter-duration single premium immediate annuity (SPIA) sales strategies to help customers maximize retirement income. In December 2012, Symetra discontinued sales of structured settlement annuities; however, the company will continue to service the existing block of business.

Individual Life

•

Pretax adjusted operating income was $5.5 million, compared with $18.1 million in fourth quarter 2011. For the full year, pretax adjusted operating income was $47.0 million, compared with $65.3 million in 2011. Fourth quarter 2012 operating income fell $3.8 million due to a decrease in BOLI ROA stemming from higher BOLI claims and lower investment yields. Individual life claims, which fluctuate from quarter to quarter, increased $2.8 million over fourth quarter 2011, though mortality was in line with expectations. Increased operating expenses of $3.2 million also contributed to the fourth quarter earnings decline. For the year, lower BOLI ROA, higher individual life claims and increased operating expenses accounted for the overall decrease in earnings.

•

Sales of individual life products were $1.3 million in fourth quarter 2012, down from $3.1 million in the same quarter a year ago. Full-year 2012 sales were $9.1 million, compared with $11.7 million in 2011. Fourth quarter and full-year results reflected lower single premium life sales due to product changes made in response to sustained low interest rates. Sales of Symetra Classic Universal Life fell short of expectations in 2012. For the full year, BOLI sales were $2.0 million in 2012, compared with no sales in 2011.

Other

•

Pretax adjusted operating loss was $5.3 million, compared with a loss of $5.2 million in the same quarter a year ago. The Other segment includes unallocated corporate income and expenses, interest expense on debt and other income outside of Symetra’s four business segments. Fourth quarter 2012 results included expenses related to the company’s exploration of an acquisition opportunity that did not come to fruition. For full-year 2012, the Other segment had a pretax adjusted operating loss of $26.1 million, compared with a loss of $10.7 million in 2011. Full-year results included an $11.6 million decrease in net investment income, primarily due to tax credit investments, which lowered Symetra’s income tax expense in 2012 compared with 2011.

Investment Portfolio

•

Symetra’s equity portfolio is marked to market and consists of the company’s common stock and other equity-like investments. This portfolio posted net investment gains of $3.1 million, compared with net gains of $38.5 million in fourth quarter 2011, reflecting lower equity market growth. For the full year, net realized investment gains on the equity portfolio were $36.7 million, compared with net losses of $9.1 million in 2011.

The company’s common stock portfolio, which is included in Symetra’s overall net realized investment results, delivered a total return of -0.4% in fourth quarter 2012, in line with the S&P 500 Total Return Index result of -0.4%. For the full year, the company’s common stock portfolio generated a total return of 7.9%, underperforming the S&P 500 Total Return Index result of 16.0%.

•

Net realized investment losses were $3.9 million, compared with net gains of $34.1 million in fourth quarter 2011, driven by smaller gains in the equity portfolio. For full-year 2012, net realized investment gains were $31.1 million, compared with net gains of $7.2 million in 2011. Significantly improved equity returns for the year were slightly offset by higher impairments of $29.0 million, compared with impairments of $14.1 million in 2011.

Stockholders’ Equity

•	Total stockholders’ equity, or book value, as of Dec. 31, 2012, was $3,630.1 million, or $26.29 per share, compared with $3,641.2 million, or $26.37 per share, as of Sept. 30, 2012.

•	Adjusted book value as converted,[1] as of Dec. 31, 2012, was $2,477.0 million, or $17.94 per share, up from $2,455.0 million, or $17.78 per share, as of Sept. 30, 2012.

•

Risk-based capital (RBC) ratio for Symetra Life Insurance Company at the end of 2012 was 486%. Statutory capital and surplus, including asset valuation reserve (AVR), was $2,173.9 million. A $25 million pretax statutory reserve was established to address the risk related to low interest rates, mainly in Symetra’s structured settlement and immediate annuity blocks of business.

•

Provision for income taxes in the fourth quarter 2012 was $12.9 million, compared with $32.2 million in fourth quarter 2011. The decrease reflects lower pretax income from fluctuations in net realized investment returns, offset by a $4.7 million deferred tax asset adjustment. Symetra’s effective tax rate for fourth quarter 2012 was 29.4%, compared with 30.4% for the same period in 2011. Symetra’s effective tax rate in 2012 was 24.0%, compared with 28.3% in 2011, reflecting increased benefits from tax credit investments.

2013 Earnings Outlook

Symetra expects to generate adjusted operating income per diluted share of $1.30–$1.50 in 2013. Among the factors that could drive actual results toward the upper end, middle or lower end of the guidance range are:

•	changes in the interest rate environment;

•	Benefits Division loss ratio relative to long-term target;

•	maintaining current distribution relationships and success with new distribution partners;

•	timing and levels of life and annuity sales;

•	amount of issuance and yields on commercial mortgage loans;

•	increases or decreases in the amount of prepayments in the investment portfolio;

•	returns on alternative investment portfolio;

•	mortality experience;

•	managing operating expense levels;

•	timing and amount of common stock buybacks;

•	changes in expenses related to legal proceedings or regulatory investigations; and

•	achievement of target cash balances.

Stock Repurchase Program

On Feb. 1, 2013, Symetra’s board of directors authorized the repurchase of up to 10 million shares of the company’s outstanding common stock. Symetra’s 2013 earnings outlook reflects the return of capital to shareholders through dividends and stock repurchases.

Under the stock repurchase program, purchases may be made from time to time in the open market, in accelerated stock buyback arrangements, in privately negotiated transactions or otherwise. The timing and amount of any stock repurchases will be based on market conditions and other considerations. The program may be modified, extended or terminated by the board of directors at any time.

Additional Financial Information

This press release, the fourth quarter 2012 financial supplement and financial review slides are posted on the company’s website at http://investors.symetra.com. Investors are encouraged to review all of these materials.

Management to Review Results on Conference Call and Webcast

Symetra’s senior management team will discuss the company’s fourth quarter and full-year 2012 performance and 2013 outlook with investors and analysts on Tuesday, Feb. 5, 2013 at 10 a.m., Eastern Time (7 a.m., Pacific Time). To listen by phone, dial 1-888-679-8033. For international callers, dial 617-213-4846. The passcode is 40490671. Participants may pre-register for the call at www.symetra.com/earnings. Pre-registrants will be issued a PIN to use when dialing into the live call, which will provide quick access to the conference by bypassing the operator.

To listen to a live webcast of the conference call, go to http://investors.symetra.com. Listeners should go to the website at least 15 minutes before the call and test the compatibility of their computer. Links will be available to download any necessary audio software.

A replay of the call can be accessed by phone at approximately 1 p.m., Eastern Time (10 a.m., Pacific Time) on Feb. 5, 2013 by dialing 1-888-286-8010. For international callers, dial 617-801-6888. The passcode is 33271695. The replay will be available by phone until Feb. 12, 2013. To access a replay of the conference call over the Internet, visit http://investors.symetra.com.

Use of Non-GAAP Measures

1 Symetra uses both U.S. generally accepted accounting principles (GAAP) and non-GAAP financial measures to track the performance of its operations and financial condition. Definitions of each non-GAAP measure are provided below, and reconciliations to the most directly comparable GAAP measures are included in the tables at the end of this press release and in the quarterly financial supplement. These measures are not substitutes for GAAP financial measures. For more information about these non-GAAP measures, please see Symetra’s 2011 Annual Report on Form 10-K.

This press release references the following non-GAAP financial measures:

•

Adjusted operating income is defined by the company as net income, excluding after-tax net investment gains (losses) and including after-tax net realized gains (losses) related to Symetra’s fixed indexed annuity (FIA) products.

•	Adjusted operating income per diluted share is defined as adjusted operating income divided by diluted common shares outstanding.

•

Pretax adjusted operating income is defined as adjusted operating income on a pretax basis. It also represents the cumulative total of segment pretax adjusted operating income, which at the segment level is a GAAP measure.

•	Adjusted book value is defined as stockholders’ equity, less accumulated other comprehensive income (loss), or AOCI.

•	Adjusted book value, as converted, is defined as stockholders’ equity, less AOCI plus the assumed proceeds from exercising the outstanding warrants.

•	Adjusted book value per share, as converted, is calculated as adjusted book value, as converted, divided by the sum of outstanding common shares and shares subject to outstanding warrants.

•	Operating return on average equity is defined as adjusted operating income for the most recent four quarters, divided by average ending adjusted book value for the most recent five quarters.

About Symetra

Symetra Financial Corporation (NYSE: SYA) is a diversified financial services company based in Bellevue, Wash. In business since 1957, Symetra provides employee benefits, annuities and life insurance through a national network of benefit consultants, financial institutions, and independent agents and advisors. For more information, visit www.symetra.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of current or historical facts included or referenced in this release that address activities, events or developments that we expect or anticipate will or may occur in the future, are forward-looking statements. The words “will,” “believe,” “intend,” “plan,” “expect,” “anticipate,” “project,” “estimate,” “predict,” “potential” and similar expressions also are intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to Symetra’s:

•

estimates or projections of revenues, net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share, market share or other financial forecasts;

•	trends in operations, financial performance and financial condition;

•	financial and operating targets or plans;

•	business and growth strategy, including prospective products, services and distribution partners; and

•	stock repurchase program.

These statements are based on certain assumptions and analyses made by Symetra in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate under the circumstances. Whether actual results and developments will conform to Symetra’s expectations and predictions is subject to a number of risks, uncertainties and contingencies that could cause actual results to differ materially from expectations, including, among others:

•	the effects of fluctuations in interest rates and a prolonged low interest rate environment;

•	general economic, market or business conditions, including further economic downturns or other adverse conditions in the global and domestic capital and credit markets;

•	the effects of changes in monetary and fiscal policy;

•	the effects of changes in government programs to stimulate mortgage refinancing and significant increases in corporate refinance activity;

•	the performance of Symetra’s investment portfolio;

•	the continued availability of quality commercial mortgage loan investments and Symetra’s continued capacity to invest in commercial mortgage loans;

•	Symetra’s ability to successfully execute on its strategies;

•	recorded reserves for future policy benefits and claims subsequently proving to be inadequate or inaccurate;

•	deviations from assumptions used in setting prices for insurance and annuity products or establishing cash-flow testing reserves;

•	continued viability of certain products under various economic, regulatory and other conditions;

•	market pricing and competitive trends related to insurance products and services;

•	changes in amortization of deferred policy acquisition costs and deferred sales inducements;

•	financial strength or credit ratings changes;

•	the availability and cost of capital and financing;

•	the continued availability and cost of reinsurance coverage;

•	changes in laws or regulations, or their interpretation, including those that could increase Symetra’s business costs, reserve levels and required capital levels;

•	the ability of subsidiaries to pay dividends to Symetra;

•	the effects of implementation of the Patient Protection and Affordable Care Act;

•	our ability to implement effective and sufficient risk management policies and procedures, including hedging strategies;

•	the initiation of legal or regulatory investigations against us and the results of any legal or regulatory proceedings;

•	the effects of implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

•

the risks that are described from time to time in Symetra’s filings with the U.S. Securities and Exchange Commission, including those in Symetra’s 2011 Annual Report on Form 10-K and 2012 quarterly reports on Form 10-Q.

Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Symetra will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Symetra or its business or operations. Symetra assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

###

Symetra Financial Corporation

Consolidated Income Statement Data

(in millions, except per share data)

(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2012	2011	2012	2011
		As Adjusted*		As Adjusted*
Revenues
Premiums	$153.8	$149.7	$605.0	$540.5
Net investment income	323.2	333.2	1,275.2	1,270.9
Policy fees, contract charges and other	47.7	44.6	189.9	180.7
Net realized investment gains (losses):
Total other-than-temporary impairment losses on securities	(6.4)	(4.2)	(37.1)	(13.2)
Less: portion recognized in other comprehensive income	2.6	(1.3)	8.1	(0.9)

Net impairment losses recognized in earnings	(3.8)	(5.5)	(29.0)	(14.1)
Other net realized investment gains (losses)	(0.1)	39.6	60.1	21.3

Total net realized investment gains (losses)	(3.9)	34.1	31.1	7.2

Total revenues	520.8	561.6	2,101.2	1,999.3

Benefits and expenses
Policyholder benefits and claims	118.2	96.0	439.0	381.4
Interest credited	237.6	243.2	932.8	925.9
Other underwriting and operating expenses	96.0	87.3	360.5	317.9
Interest expense	8.2	8.1	32.8	32.1
Amortization of deferred policy acquisition costs	16.9	21.1	66.0	68.8

Total benefits and expenses	476.9	455.7	1,831.1	1,726.1

Income from operations before income taxes	43.9	105.9	270.1	273.2

Provision (benefit) for income taxes
Current	3.9	17.7	15.9	86.0
Deferred	9.0	14.5	48.8	(8.6)

Total provision for income taxes	12.9	32.2	64.7	77.4

Net income	$31.0	$73.7	$205.4	$195.8

Net income per common share
Basic	$0.22	$0.54	$1.49	$1.42
Diluted	$0.22	$0.54	$1.49	$1.42

Weighted-average number of common shares outstanding
Basic	138.114	137.585	138.018	137.491
Diluted	138.122	137.595	138.024	137.503
Cash dividends declared per common share	$0.07	$0.06	$0.28	$0.23

Non-GAAP financial measures
Adjusted operating income	$32.9	$51.1	$185.3	$190.2

Reconciliation to net income
Net income	$31.0	$73.7	$205.4	$195.8
Less: Net realized investment gains (losses) (net of taxes)**	(2.6)	22.2	20.2	4.7
Add: Net realized gains (losses) - FIA (net of taxes)***	(0.7)	(0.4)	0.1	(0.9)

Adjusted operating income	$32.9	$51.1	$185.3	$190.2

*	Historical financial information has been restated to reflect retrospective adoption of a new accounting standard for deferred acquisition costs on January 1, 2012.
**	Net realized investment gains (losses) are reported net of taxes of $(1.3), $11.9, $10.9, and $2.5 for the three and twelve months ended December 31, 2012 and 2011, respectively.
***	Net realized gains (losses) - FIA are reported net of taxes of $(0.3), $(0.3), $0.0 and $(0.5) for the three and twelve months ended December 31, 2012 and 2011, respectively.

Symetra Financial Corporation

Consolidated Balance Sheet Data

(in millions, except per share data)

(unaudited)

	December 31 2012	December 31 2011
		As Adjusted*
Assets
Total investments	$27,556.4	$26,171.7
Other assets	1,096.8	1,215.8
Separate account assets	807.7	795.8

Total assets	$29,460.9	$28,183.3

Liabilities and stockholders’ equity
Policyholder liabilities	$23,735.2	$23,140.6
Notes payable	449.4	449.2
Other liabilities	838.5	682.8
Separate account liabilities	807.7	795.8

Total liabilities	25,830.8	25,068.4
Common stock and additional paid-in capital	1,460.5	1,455.8
Retained earnings	798.4	631.8
Accumulated other comprehensive income, net of taxes	1,371.2	1,027.3

Total stockholders’ equity	3,630.1	3,114.9

Total liabilities and stockholders’ equity	$29,460.9	$28,183.3

Book value per share**	$26.29	$22.64

Non-GAAP financial measures
Adjusted book value	$2,258.9	$2,087.6

Reconciliation to stockholders’ equity
Total stockholders’ equity	$3,630.1	$3,114.9
Less: AOCI	1,371.2	1,027.3

Adjusted book value	2,258.9	2,087.6
Add: Assumed proceeds from exercise of warrants	218.1	218.1

Adjusted book value, as converted	$2,477.0	$2,305.7

Adjusted book value per share, as converted***	$17.94	$16.75

*	Historical financial information has been restated to reflect retrospective adoption of a new accounting standard for deferred acquisition costs on January 1, 2012.
**	Book value per share is calculated based on stockholders’ equity divided by outstanding common shares plus shares subject to outstanding warrants, totaling 138.064 and 137.613 as of December 31, 2012 and December 31, 2011, respectively.
***	Adjusted book value per share, as converted, is calculated based on adjusted book value, as converted, divided by outstanding common shares plus shares subject to outstanding warrants, totaling 138.064 and 137.613 as of December 31, 2012 and December 31, 2011, respectively.

Symetra Financial Corporation

Reconciliation of Segment Pretax Adjusted Operating Income,

Operating Revenues and Operating ROAE

(in millions)

(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2012	2011	2012	2011
		As Adjusted*		As Adjusted*
Segment pretax adjusted operating income (loss)
Benefits	$12.4	$24.2	$70.5	$79.1
Deferred Annuities	29.1	27.5	102.7	95.8
Income Annuities	5.1	6.5	45.0	35.1
Individual Life	5.5	18.1	47.0	65.3
Other	(5.3)	(5.2)	(26.1)	(10.7)

Subtotal	46.8	71.1	239.1	264.6
Add: Net realized investment gains (losses)	(3.9)	34.1	31.1	7.2
Less: Net realized gains (losses) - FIA	(1.0)	(0.7)	0.1	(1.4)

Income from operations before income taxes	$43.9	$105.9	$270.1	$273.2

Reconciliation of revenues to operating revenues
Revenues	$520.8	$561.6	$2,101.2	$1,999.3
Less: Net realized investment gains (losses)	(3.9)	34.1	31.1	7.2
Add: Net realized gains (losses) - FIA	(1.0)	(0.7)	0.1	(1.4)

Operating revenues	$523.7	$526.8	$2,070.2	$1,990.7

	Twelve Months Ended December 31
	2012	2011
		As Adjusted*
ROE	6.1%	7.2%
Average stockholders’ equity**	$3,383.9	$2,710.2
Non-GAAP financial measures
Operating ROAE	8.5%	9.5%
Average adjusted book value***	$2,185.7	$2,002.4

*	Historical financial information has been restated to reflect retrospective adoption of a new accounting standard for deferred acquisition costs on January 1, 2012.
**	Average stockholders’ equity is derived by averaging ending stockholders’ equity for the most recent five quarters.
***	Average adjusted book value is derived by averaging ending adjusted book value for the most recent five quarters.